Exhibit 3.6

CERTIFICATE OF FORMATION

OF

RENTECH NITROGEN, LLC

This Certificate of Formation of Rentech Nitrogen, LLC (the “Company”) is being executed by the undersigned, as an authorized person of the Company, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	The name of the limited liability company is Rentech Nitrogen, LLC.

2.	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The formation is to become effective on November 9, 2011, at 7:30 a.m., Eastern Standard Time.

4.	The Company will have a perpetual existence.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Rentech Nitrogen, LLC this 3rd day of November, 2011.

/s/ Colin M. Morris
Colin M. Morris, Authorized Person